Exhibit 99.1

Jonathan Milner Announces That He is Taking Steps to Call an Extraordinary General Meeting of Abcam Shareholders

Delivers Open Letter to Abcam shareholders

Follows sustained period of operational underperformance since the start of 2020 and a track record of value destruction under the current Board and leadership team

Critical for shareholders to have a platform to exert their right to restore focus for Abcam on governance, execution, and cost control to elevate it to the valuation it rightly deserves

CAMBRIDGE, England, 17 May 2023 – Jonathan Milner, the founder and one of the largest investors in Abcam plc (“Abcam” or the “Company”) (NYSE: ABCM) with ownership of 6.3% of the Company, announced today that he is taking steps to call an Extraordinary General Meeting of the Company’s shareholders.

His plan is to remedy a period of sustained operational underperformance and value destruction by the current Board and leadership team since he resigned from the Board in October 2020 by giving the Company more effective leadership at the Board level now. The broader purpose of the meeting is to provide a forum for shareholders to exercise their right to restore focus around governance, execution, and cost control to Abcam and elevate it to the valuation it rightly deserves.

Jonathan Milner intends to solicit shareholder support to replace the Chairman of the Board, Peter Allen, with himself as Executive Chairman.

Jonathan Milner said: “The Extraordinary General Meeting is an opportunity for shareholders to send a clear message to the Abcam Board that we are dissatisfied with the Company’s recent performance and that it needs to immediately enhance focus on governance, execution, and cost control.

“I am deeply invested in Abcam’s success and, when it became apparent that the Board had become so ineffective that it was impeding the Company’s ability to achieve its performance objectives, I first sought to reach a constructive solution directly with the Board to return as a non-executive Board member, which I was invited to do subject to restrictions that would impair my ability to hold the management team accountable and to serve effectively.

“It has now been proved that, under the current Chairman, the Board and leadership team are unable to restore the value of the Company and I now feel compelled to return to the Board as the Executive Chairman. If reappointed, I intend to return to Abcam full-time and urgently get back to work at the heart of the Company. Shareholders deserve an opportunity to have an industry expert who has deep knowledge of Abcam chairing the Board to restore the Company to its previous market leadership and create shareholder value in the short to medium term.”

In order to fully focus on Abcam, Jonathan Milner has relinquished all other Board member responsibilities with the exception of one private company.

Jonathan Milner has issued an open letter to Abcam shareholders today, the full text of which follows.

17 May 2023

Dear Fellow Abcam Shareholders:

As Founder and a major investor in Abcam plc (“Abcam” or “the Company”), I write to share with you that I am taking steps to call an Extraordinary General Meeting in order to give the Company’s shareholders an opportunity to restore performance and improve the share price by giving the Company more effective leadership at the Board level.

I founded Abcam in 1998 to become the world’s leading supplier of antibodies and led the Company onto the London Stock Exchange in 2005, which resulted in a 2,000% share price uplift and culminated in Abcam becoming one of the most successful public companies returning ca.20x to investors by the time I handed the CEO reins over to my successor, Alan Hirzel, previously the Chief Marketing Officer, in 2014. As Deputy Chairman, I guided Alan, and continued to build the Company through its further success to have a market capitalisation of ca.$5bn by 2019.

Since October 2020, which coincided with my stepping down, the Company has lost focus and significantly underperformed.

I have held a series of meetings with Board members where I offered to help reverse the Company’s loss of focus. During that process, I was offered a Board seat subject to restrictions that would impair my ability to hold management accountable and to serve effectively. Those restrictions would undoubtably render me a second-class Director and shareholder. More recently, I asked the Board to facilitate my calling of an Extraordinary General Meeting to permit the shareholders to act on my proposals for Board change, without success. Indeed, based upon my interaction with the Company and its advisors, I am concerned that the Board will try to impede or even block my calling of the meeting. I do not intend to be deterred by any such action they may take, and I am committed to seeing this through.

I believe that the value destruction and underperformance suffered by the Company is driven by a lack of a shareholder perspective on the Board, poor governance, including compensation program misalignment, a lack of focus on value creation, operational and strategic missteps, and a lack of cost management. In order, therefore, to turn around the Company’s underperformance I am seeking the position as Executive Chairman.

Specifically, this loss of focus falls under the three key areas of governance, execution, and costs. Addressing each of these in turn:

1.)	Governance

•	The Board lacks a shareholder mindset – There is a lack of shareholder representation on the Board with management and Board owning less than 1% combined. Shareholder concerns are ignored, exacerbated by an ‘echo chamber effect’ between the Executives, the Chairman and the Board.
•	Investor Relations and transparency – Performance metrics are continually altered or dropped and the reporting metrics themselves are inconsistent. Analysts state that Abcam is a relatively uncomplex operational business and yet they complain they do not receive sufficient and transparent information.
•	The Chairman is weak – The executives have not been held to account for their disproportionate remuneration demands, poor execution and poor cost controls.
•	Remuneration – The 2021 Performance Growth Incentive Plan (PGIP) is unfit for purpose. Performance metrics can be manipulated (being adjusted items) and reward the wrong behaviours. Such behaviors are at the expense of shareholders. Good leaver provisions are unusual allowing too much Remuneration Committee discretion.
•	NASDAQ listing poorly executed – Plans for the NASDAQ listing were initiated immediately on appointment of the current CFO, however the opportunity to attract new shareholders to the register has been wasted. The filing of the SEC disclosure ‘weakness in financial controls’ shows lack of preparedness and a rushed approach that was not fully thought through. The reasons for the sole NASDAQ listing are given in https://corporate.abcam.com/wp-content/uploads/2022/10/Abcam-plc-Delisting-Announcement.pdf. In reality, this is a story of UK phobia and push for higher remuneration. One of the stated reasons (amongst numerous that never transpired) was to garner additional US analyst coverage however, since delisting from AIM, the Company’s analyst coverage has reduced from 8 to 2 in the UK whilst only expanding from 4 to 5 in the US. The NASDAQ listing aimed to attract new shareholders and yet no new major shareholders have joined the register or since I left in 2020.
•	Erosion of Shareholder rights – The ADR Agreement with Citibank of the 26th of October 2020 left out the right for significant shareholders to call an Extraordinary General Meeting which is enshrined in UK law and therefore constitutes a serious breach.

2.)	Execution

•	Enterprise Resource Planning (ERP) – For two years in a row the ERP has failed and resulted in lost revenues, customers, and market share. The ERP has been seven years in the making and has cost over $165m, eaten $18m in impairments and still problems persist.
•	Execution on Core competencies – The Company has drifted away from its core competency, which is being the best in the world at antibodies.
•	Execution of the 5-year plan – There are only 18 months left to execute successfully on the 5-year plan (which was extended an extra six months due to the change in the year end and yet the targets remain the same). There is a lack of confidence in the markets that everything will come together successfully and that there will be no more surprises. There is also a lack of clarity about what comes beyond this plan and what the longer-term trajectory and returns of the business will look like.

•	The Margin Journey – Poor execution on ERP, operations and integrations has led to deteriorating operating margins. In FY2022 margins were ca.50% less than FY2019 after adjusting for share-based payments on a like-for-like basis.
•	Impairments and adjustments – The loss of focus on the operational business has led to unusually high impairments and management constantly having to add back adjusting items to favorably massage the financial metrics.

3.)	Costs

•	Operating costs are far out running revenue growth – These have increased by 17.7% (excl. amortization and share based payments) against an 8% revenue growth rate at CER.
•	Impairments are high – These total almost $64m in the past 4 years - 2022 Firefly - $23m (following failed sale), 2021 Axiomx - $19m (representing 90% of the upfront acquisition values of $28m and $20m respectively) and the ERP of $18m.
•	Blinkered obsession on top line – To the detriment of shareholders and the bottom line (no dividend for 3 years).
•	Return on Capital Employed (ROCE) – This metric directly measures the quality of management, execution, and spending discipline in investment in growth. It has slipped from consistently greater than 20% under my watch to less than 9% today (even after adjusting for share-based payments).
•	Over-spending – This has led to a knee-jerk announcement to save £15m in costs in the seven months remaining of this FY issued by Abcam on 4th May 2023 without a detailed plan around it.

Poor governance, execution, and cost control has led to value destruction and a share price that is materially below where it should be. This is unacceptable and needs urgent attention. Abcam and all its stakeholders including shareholders, suppliers, employees, and customers deserve better.

My resources to allow the Board to resolve these problems are:

1.	Deep and unique scientific, market and product expertise that nobody else has
2.	An inside out knowledge of the Company as its Founder and one of the most successful AIM CEOs creating outstanding shareholder value
3.	Understanding of shareholder concerns and shareholder representation
4.	Strong track record in corporate governance and challenging and mentoring of the CEO
5.	Operational and executional excellence
6.	A laser sharp focus on costs and return to decent ROCE
7.	Time, determination, and energy to solely concentrate on improving Abcam

My expertise and shareholding uniquely make me the only person that can quickly reverse this situation, restore shareholder trust and value and make Abcam the ‘Amazon of Antibodies’ once again.

Summary and next steps:

The potential of Abcam to create value for shareholders remains enormous, however the Company has substantially underperformed in recent times.

The Board is unable to execute a successful strategy under the current Chairman. He has failed to support and challenge the current management team and Board culminating in shareholder value destruction and a loss of focus. He has disengaged with shareholders and their concerns remain unvoiced. He has created an echo-chamber between the Executives, himself, and the rest of the Board such that no criticisms are allowed. For the sake of all stakeholders, I urge shareholders to appoint me to the position of Executive Chairman and vote for the proposals outlined below. Here, I can support and constructively challenge the current management team and lead the Board appropriately.

The proposals will include:

1.	Remove the Chairman immediately
2.	Elect me as a Director
3.	Appoint me as Executive Chairman of the Board

As is customary and appropriate, we will also be taking necessary steps at the successful conclusion of this process to secure reimbursement for the expenses incurred in our effort to secure the Board representation required to enhance long-term performance at Abcam. To the extent that the Board engages in uncooperative behaviour or takes unnecessary or dilatory actions that artificially and recklessly increase these costs – including by requiring a wasteful and unnecessary conversion of ADRs into ordinary shares – it will further demonstrate its disregard for shareholders and allocation of company resources.

With the help of your vote, I believe that together we can restore Abcam to the valuation it deserves. Toward that end I ask that you please watch for further communications regarding the intended Extraordinary General Meeting.

Yours faithfully,

Jonathan Milner

SHAREHOLDERS DESERVE AN OPPORTUNITY TO HAVE A FULLY FOCUSED EXPERT WHO HAS DEEP KNOWLEDGE OF ABCAM CHAIRING THE BOARD IN ORDER TO TURN THE COMPANY AROUND TO CREATE SHAREHOLDER VALUE.

THE EXTRAORDINARY GENERAL MEETING IS AN OPPORTUNITY FOR SHAREHOLDERS TO SEND A CLEAR MESSAGE TO THE BOARD THAT THEY ARE DISSATISFIED WITH ITS CURRENT FOCUS, GOVERNANCE, EXECUTION AND COST CONTROL.

Ends

Contacts

Investor contact

Georgeson LLC

William P. Fiske

+1 212 440 9128

International PR advisers

US

ICR

+1 646 677 1811

FocusAbcam@icrinc.com

Europe

Consilium Strategic Communications

+44 203 709 5700

Focusabcam@consilium-comms.com

THIS DOCUMENT HAS BEEN ISSUED BY DR. JONATHAN MILNER ("DR. MILNER").

THIS DOCUMENT IS FOR DISCUSSION AND INFORMATIONAL PURPOSES ONLY. THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF DR. MILNER AS OF THE DATE HEREOF. DR. MILNER RESERVES THE RIGHT TO CHANGE ANY OF HIS OPINIONS EXPRESSED HEREIN AT ANY TIME AND FOR ANY REASON AND EXPRESSLY DISCLAIMS ANY OBLIGATION TO CORRECT, UPDATE OR REVISE THE INFORMATION CONTAINED HEREIN OR TO OTHERWISE PROVIDE ANY ADDITIONAL MATERIALS. SUBJECT TO THE FOREGOING, AND AS SET FORTH BELOW, DR. MILNER INTENDS TO MAKE AVAILABLE AT AN APPROPRIATE TIME ADDITIONAL INFORMATION ABOUT THE EXTRAORDINARY GENERAL MEETING INCLUDING HOW TO VOTE AT SUCH MEETING.

DR. MILNER HAS INVESTMENTS IN ABCAM PLC (THE “COMPANY”), AND CONSEQUENTLY HAS A FINANCIAL INTEREST IN THE PROFITABILITY OF HIS POSITIONS IN THE COMPANY. ACCORDINGLY THIS DOCUMENT SHOULD NOT BE REGARDED AS IMPARTIAL. NOTHING IN THIS DOCUMENT SHOULD BE TAKEN AS ANY INDICATION OF DR. MILNER 'S CURRENT OR FUTURE TRADING OR VOTING INTENTIONS AND/OR ACTIVITIES WHICH MAY CHANGE AT ANY TIME.

CERTAIN INFORMATION IN THIS DOCUMENT IS BASED ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO ABCAM PLC (THE "COMPANY"), INCLUDING PUBLIC FILINGS AND DISCLOSURES MADE BY THE COMPANY AND OTHER SOURCES, AS WELL AS DR. MILNER'S ANALYSIS OF SUCH PUBLICLY AVAILABLE INFORMATION. DR. MILNER HAS RELIED UPON AND ASSUMED, WITHOUT INDEPENDENT VERIFICATION, THE ACCURACY AND COMPLETENESS OF SUCH INFORMATION, AND NO REPRESENTATION OR WARRANTY IS MADE THAT ANY SUCH DATA OR INFORMATION IS COMPLETE OR ACCURATE. DR. MILNER RECOGNISES THAT THERE MAY BE CONFIDENTIAL OR OTHERWISE NON-PUBLIC INFORMATION WITH RESPECT TO THE COMPANY THAT COULD ALTER THE OPINIONS OF DR. MILNER WERE SUCH INFORMATION KNOWN.

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EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE INFORMATION AND OPINIONS INCLUDED IN THIS DOCUMENT CONSTITUTE FORWARD-LOOKING STATEMENTS, INCLUDING ESTIMATES AND PROJECTIONS PREPARED WITH RESPECT TO, AMONG OTHER THINGS, THE COMPANY'S ANTICIPATED OPERATING PERFORMANCE, THE VALUE OF THE COMPANY'S SECURITIES, DEBT OR ANY RELATED FINANCIAL INSTRUMENTS THAT ARE BASED UPON OR RELATE TO THE VALUE OF SECURITIES OF THE COMPANY (COLLECTIVELY, "COMPANY SECURITIES"), GENERAL ECONOMIC AND MARKET CONDITIONS AND OTHER FUTURE EVENTS. YOU SHOULD BE AWARE THAT ALL FORWARD-LOOKING STATEMENTS, ESTIMATES AND PROJECTIONS ARE INHERENTLY UNCERTAIN AND SUBJECT TO SIGNIFICANT ECONOMIC, COMPETITIVE, AND OTHER UNCERTAINTIES AND CONTINGENCIES AND HAVE BEEN INCLUDED SOLELY FOR ILLUSTRATIVE PURPOSES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE INFORMATION CONTAINED HEREIN DUE TO REASONS THAT MAY OR MAY NOT BE FORESEEABLE. THERE CAN BE NO ASSURANCE THAT THE COMPANY SECURITIES WILL TRADE AT THE PRICES THAT MAY BE IMPLIED HEREIN, AND THERE CAN BE NO ASSURANCE THAT ANY ESTIMATE, PROJECTION OR ASSUMPTION HEREIN IS, OR WILL BE PROVEN, CORRECT.

THIS DOCUMENT DOES NOT CONSTITUTE (A) AN OFFER OR INVITATION TO BUY OR SELL, OR A SOLICITATION OF AN OFFER TO BUY OR SELL, ANY SECURITY OR OTHER FINANCIAL INSTRUMENT AND NO LEGAL RELATIONS SHALL BE CREATED BY ITS ISSUE, (B) A "FINANCIAL PROMOTION" FOR THE PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000, (C)"INVESTMENT ADVICE" AS DEFINED BY THE FCA HANDBOOK, (D) "INVESTMENT RESEARCH" AS DEFINED BY THE FCA HANDBOOK, OR (E) AN "INVESTMENT RECOMMENDATION" AS DEFINED BY REGULATION (EU) 596/2014 AND BY REGULATION (EU) NO. 596/2014 AS IT FORMS PART OF U.K. DOMESTIC LAW BY VIRTUE OF SECTION 3 OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 ("EUWA 2018") INCLUDING AS AMENDED BY REGULATIONS ISSUED UNDER SECTION 8 OF EUWA 2018. THIS DOCUMENT IS NOT (AND MAY NOT BE CONSTRUED TO BE) LEGAL, TAX, INVESTMENT, FINANCIAL OR OTHER ADVICE. EACH RECIPIENT SHOULD CONSULT THEIR OWN LEGAL COUNSEL AND TAX AND FINANCIAL ADVISERS AS TO LEGAL AND OTHER MATTERS CONCERNING THE INFORMATION CONTAINED HEREIN. THIS DOCUMENT DOES NOT PURPORT TO BE ALL-INCLUSIVE OR TO CONTAIN ALL OF THE INFORMATION THAT MAY BE RELEVANT TO AN EVALUATION OF THE COMPANY, COMPANY SECURITIES OR THE MATTERS DESCRIBED HEREIN.

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